UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 5, 2009 (December 29, 2008)

International Textile Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address, Including Zip Code, of Principal Executive Offices)

(336) 379-6220

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

This current report on Form 8-K is being filed by International Textile Group, Inc. (the “Company”) to report that on December 29, 2008, three investment funds that are affiliated with Wilbur L. Ross, Jr., the chairman of the board of directors of the Company, provided additional funding to the Company in the aggregate principal amount of $30.0 million.

The Company intends to use this funding for general corporate purposes in support of its apparel business, including providing additional funding to certain of its international greenfield initiatives.

This funding is evidenced by subordinated promissory notes (the “2008 Subordinated Promissory Notes”) issued to each of WLR IV Parallel ESC, L.P., WLR Recovery Fund III, L.P. and WLR Recovery Fund IV, L.P. in the principal amounts of $90,000, $2,730,000 and $27,180,000, respectively.

Mr. Ross and his affiliates own approximately 82% of the Company’s common stock, and approximately 87% of the Company’s outstanding voting power.

The 2008 Subordinated Promissory Notes bear interest at a rate of 18.0% per annum. Interest on the 2008 Subordinated Promissory Notes is payable semi-annually on March 31 and September 30 of each year, and is payable-in-kind through the conversion of interest to additional principal amounts. The 2008 Subordinated Promissory Notes mature on June 6, 2012, and may be prepaid in whole or part at any time prior thereto without penalty. Upon an Event of Default as described in the 2008 Subordinated Promissory Notes, all principal and interest will become due and payable.

Any of the 2008 Subordinated Promissory Notes may be assigned to certain other affiliates of Mr. Ross. The 2008 Subordinated Promissory Notes are subordinate to certain outstanding indebtedness of the Company, including amounts outstanding under the Company’s credit agreement with General Electric Capital Corporation and the other lenders signatory thereto, and the Company’s senior subordinated notes due June 6, 2011. The payment of principal or interest on the 2008 Subordinated Promissory Notes in cash is prohibited except as provided in certain subordination agreements relating to such indebtedness.

The foregoing description of the 2008 Subordinated Promissory Notes is qualified in its entirety by reference to the full text of the 2008 Subordinated Promissory Notes, a form of which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Section 2 – Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

The information set forth in the first, and third through sixth, paragraphs of Item 1.01 of this current report on Form 8-K is incorporated into this Item 2.03 by this reference.

Section 8 – Other Events

Item 8.01.	Other Events.

On December 31, 2008, the Company filed a current report on Form 8-K announcing that, on December 24, 2008, the Company and the holders of the Company’s $80.0 million senior subordinated notes due June 6, 2011 (the “Notes”) entered into Amendment No. 2 to the Senior Subordinated Note Purchase Agreement (the “Note Purchase Agreement” and, as amended, the “Amended Note Purchase Agreement”). Pursuant to the Amended Note Purchase Agreement, the holders of the Notes waived the Company’s non-compliance with an international greenfield indebtedness limitation contained in the Note Purchase Agreement. The Amended Note Purchase Agreement also modified that international greenfield indebtedness limitation to provide for an aggregate basket of $165.0 million, and includes an Excess U.S. Collateral Coverage Ratio (as defined therein) to which the Company is subject. As a result of entering into the Amended Note Purchase Agreement, the Company is, and expects to remain for the foreseeable future, in compliance with the international greenfield indebtedness limitation, as well as the Excess U.S. Collateral Coverage Ratio, contained therein. The Amended Note Purchase Agreement also provides for, among other things, the guaranty by certain of the Company’s U.S. subsidiaries (other than ITG Automotive Safety Holdings LLC (“Holdings”) and its U.S. subsidiaries) of the Company’s obligations thereunder. In addition, the obligations of the Company under the Amended Note Purchase Agreement are now secured by liens on substantially all of the Company’s (and its subsidiaries, other than Holdings and Holdings’ subsidiaries) U.S. assets, a pledge by the Company (and its subsidiaries) of the stock of certain of its U.S. subsidiaries and a pledge by the Company of the stock of certain foreign subsidiaries. The liens and pledges granted pursuant to the Amended Note Purchase Agreement are subordinated to the senior liens of the lenders under certain of the Company’s other financing agreements.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Number	Name
10.1	Form of 2008 Subordinated Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Neil W. Koonce
Name:	Neil W. Koonce
Title:	Vice President and General Counsel

Date: January 5, 2009

EXHIBIT INDEX

Number	Name
10.1	Form of 2008 Subordinated Promissory Note